Exhibit 5.1 CONYERS DILL & PEARMAN LIMITED Clarendon House, 2 Church Street Hamilton HM 11, Bermuda Mail: PO Box HM 666, Hamilton HM CX, Bermuda T +1 441 295 1422 conyers.com

23 November 2023
Matter No.: 368036
1 441 278-7904
Edward.Rance@conyers.com
Liberty Global Ltd.
Clarendon House
2 Church Street
Hamilton, HM 11 Bermuda

Dear Sirs

Re: Liberty Global Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with the post-effective amendments to the registration statements on form S-8 (Registration Nos. 333-194578, 333-194581, 333-254168 and 333-273218) filed with the Securities and Exchange Commission (the “Commission”) on November 24, 2023 (the “Registration Statements”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of 20,000,000 Class A common shares, par value US$0.01 per share, 5,000,000 Class B common shares, par value US$0.01 per share and 20,000,000 Class C common shares, par value US$0.01 per share (the “2014 Original Incentive Plan Shares”), issuable pursuant to a Liberty Global 2014 Incentive Plan (Effective March 1, 2014), filed with the Commission on March 14, 2014 (the “2014 Original Incentive Plan”),16,000,000 Class A common shares, par value US$0.01 per share, 2,000,000 Class B common shares, par value US$0.01 per share and 32,000,000 Class C common shares, par value US$0.01 per share (the “2014 A&R Incentive Plan Shares”), issuable pursuant to a Liberty Global 2014 Incentive Plan (Amended and Restated effective June 11, 2019), filed with the Commission on March 11, 2021 (the “2014 A&R Incentive Plan”), 1,000,000 Class A common shares, par value US$0.01 per share, 500,000 Class B common shares, par value US$0.01 per share and 1,000,000 Class C common shares, par value US$0.01 per share (the “Director Plan Shares”), issuable pursuant to a Liberty Global 2014 Nonemployee Director Incentive Plan (Effective March 1, 2014), filed with the Commission on March 14, 2014 (the “Director Plan”) and 20,142,171 Class A common shares, par value US$0.01 per share, 3,000,000 Class B common shares, par value US$0.01 per share and 20,142,171 Class C common shares, par value US$0.01 per share (the “2023 Incentive Plan Shares” and together with the 2014 Original Incentive Plan Shares, 2014 A&R Incentive Plan Shares and Director Plan Shares, the “Common Shares”), issuable pursuant to a Liberty Global 2023 Incentive Plan, which was filed with the Commission on July 12, 2023 (the “2023 Incentive Plan” and together with the 2014 Original Incentive Plan Shares, 2014 A&R Incentive Plan and the Director Plan, the “Plans”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).
1.DOCUMENTS REVIEWED
For the purposes of giving this opinion, we have examined electronic copies of the following documents:

1.1.the Registration Statements; and
1.2.the Plans.
We have also reviewed:
1.3.copies of the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 21 November 2023;
1.4.copies of minutes of a meeting of its directors held on 21 November 2023 and written resolutions of its members dated 21 November 2023, (together, the “Resolutions”); and
1.5.such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.
2.ASSUMPTIONS
We have assumed:
2.1.the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken;
2.2.that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;
2.3.the accuracy and completeness of all factual representations made in the Registration Statements, the Plans and other documents reviewed by us;
2.4.that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;
2.5.that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;
2.6.the validity and binding effect under the laws of England and Wales of the Plans in accordance with their respective terms;
2.7.that there is no provision of any award agreement which would have any implication in relation to the opinions expressed herein;
2.8.that, upon the issue of any Common Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof; and
2.9.that on the date of issuance of any of the Common Shares the Company will have sufficient authorised but unissued common shares.
3.QUALIFICATIONS
3.1.We express no opinion with respect to the issuance of shares pursuant to any provision of the Plan that purports to obligate the Company to issue shares following the commencement of a winding up or liquidation.
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3.2.We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda.
3.3.This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.
3.4.This opinion is issued solely for the purposes of the filing of the Registration Statements and the issuance of the Common Shares by the Company pursuant to the Plans and is not to be relied upon in respect of any other matter.
4.OPINION
On the basis of and subject to the foregoing, we are of the opinion that:
4.1.The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority under the Companies Act 1981, or to pay any Bermuda government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).
4.2.When issued and paid for in accordance with the terms of the Plans, the Common Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).
We consent to the filing of this opinion as an exhibit to the Registration Statements. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited
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